Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

Acquicor Technology Inc.
Newport Beach, California
We hereby consent to the use in the Prospectus constituting a part of this Registration Statement (Amendment No. 3) of our report dated January 10, 2006 relating to the financial statements of Acquicor Technology Inc. which is contained in that Prospectus. Our report contains an explanatory paragraph regarding uncertainties as to the ability of the Company to continue as a going concern.
We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP
BDO Seidman, LLP
New York, New York
January 13, 2006